Exhibit 99.1

Theragenics Reports Revenue and Earnings for the Second Quarter and First Half of 2012

Highest Quarterly and First Half Revenue Ever

BUFORD, Ga.--(BUSINESS WIRE)--August 9, 2012--Theragenics Corporation® (NYSE: TGX), a medical device company serving the surgical products and prostate cancer treatment markets, today announced consolidated financial results for the second quarter ended June 30, 2012.

Highlights

  Consolidated revenue
    $22.0 million for the second quarter of 2012, up 2% over 2011
    $43.5 million for the first half of 2012, up 4% over 2011
  Segment revenue
    Surgical products revenue up 3% in second quarter over 2011 and up 5% for the first half of 2012
    Brachytherapy revenue up 1% in second quarter over 2011 and up 3% for the first half of 2012
  Incremental revenue in Brachytherapy segment from acquired Core customers was $1.2 million in the second quarter of 2012 and $1.8 million for the first half of 2012
  Earnings per share
    $0.02 in the second quarter of 2012 compared to $0.04 in 2011
    $0.05 for the first half of 2012 compared to $0.05 in 2011
  Adjusted EBITDA
    $3.7 million in the second quarter of 2012 compared to $4.0 million in 2011
    $7.5 million for the first half of 2012 compared to $6.8 million in 2011
  Pursuant to our modified Dutch Auction tender offer, we repurchased 4,761,904 common shares on July 17, 2012 for an aggregate purchase price of $10.0 million. Total cost including transaction costs was approximately $10.4 million.
  Cash flow
    At June 30, 2012, cash, cash equivalents and marketable securities were $38.7 million and credit facility borrowings were $22.0 million, resulting in a net positive position of $16.7 million.
      Cash flow from operations was $4.9 million for the first half of 2012, compared to $3.4 million in 2011.
      $4.8 million in cash was used in the first half of 2012 for the Core transaction, which closed in February 2012.
        Another $4.6 million is expected to be paid through September 2013 for remaining payments on this earn-out based asset acquisition.
      Capital expenditures were $982,000 in the first half of 2012.
      $1.7 million of principal payments were made on the term loan in the first half of 2012. At June 30, 2012 the term loan was completely paid in full. Our $30 million line of credit facility matures on October 31, 2012.
    On a pro forma basis, assuming our Dutch Auction share repurchase was completed on June 30, 2012, our net positive position was $6.3 million.

Segment Results

Surgical Products Segment

Revenue in our surgical products segment was $15.9 million in the second quarter of 2012, an increase of 3% over the second quarter of 2011 and our highest quarterly revenue ever in our surgical products segment. For the first half of 2012 revenue was $31.4 million, an increase of 5% over 2011. Operating income for the quarter was $588,000 compared to $498,000 in 2011. For the first half of 2012 operating income was $787,000 compared to $307,000 in 2011. Pre-tax charges for special items totaling $35,000 and $218,000 were included in the second quarter and first half, respectively, of 2011. The pre-tax charges for special items are detailed in Table V to this press release. No such special items were incurred in the 2012 periods.

Brachytherapy Seed Segment

Revenue in our brachytherapy segment was $6.3 million in the second quarter of 2012, a 1% increase over 2011. For the first half of 2012, revenue was $12.6 million, a 3% increase over 2011. Operating income was $747,000 in the second quarter of 2012 compared to $1.5 million in 2011. For the first half of 2012, operating income was $2.1 million, compared to $2.6 million in 2011. Pre-tax charges for special items totaled $13,000 and $304,000 in the second quarter and first half, respectively, of 2011. The pre-tax charges for special items are detailed in Table V to this press release. No such special items were incurred in the 2012 periods.

Modified Dutch Auction Tender Offer

We repurchased 4,761,904 common shares at $2.10 per share on July 17, 2012 pursuant to our modified Dutch Auction tender offer, for a total purchase price of approximately $10.0 million excluding transaction costs. This repurchase was funded from cash on hand. Immediately following the closing of this repurchase, we had approximately 29,968,000 common shares outstanding.

Comments

“Second quarter revenue benefited from sales momentum in our vascular access product platform,” stated M. Christine Jacobs, Chairman and CEO. “Across our surgical products segment we are continuing to focus on organic growth and improving margins. We are also actively engaged in planning to consolidate certain functions and eliminate redundancies in the face of the impending 2.3% medical device tax on January 1, 2013. We also intend to continue to pursue new product development to support growth and enhance margins in our surgical products business. This segment delivered record revenue in the first half of 2012.”

“Profitability in our brachytherapy business declined in second quarter because of a falloff in palladium revenue stemming from fewer patients being treated,” Ms. Jacobs continued. “A decline in revenue from that product line has a dramatic effect on profitability because of its fixed cost nature. Our iodine revenue increased significantly as a result of the Core transaction completed in the first quarter. This new revenue stream contributed to profitability, offsetting some of the palladium decline. Our new AgX100™ iodine seed was fully launched in July, which should further increase the profitability of this acquired revenue stream.”

“We completed our $10 million share repurchase through a modified Dutch Auction tender offer in July,” Ms. Jacobs continued. “The strength of our balance sheet allowed us to fund this repurchase from cash on hand and provide shareholders with additional liquidity. We expect our cash and investment balances plus ongoing cash flows from our business to allow us to continue to pursue other facets of our strategic plan.”

Ms. Jacobs concluded, “The pending device tax and ramifications of healthcare reform indicate we need to prepare for increased taxes on our entire industry and margin pressures for Theragenics. We are actively engaged in a process to address and hopefully mitigate these new threats.”

Tables I and II to this press release contain condensed consolidated statements of earnings and balance sheets. Segment information, including revenue and operating income by segment is summarized in Table III. Table IV includes a reconciliation of GAAP reported net earnings to net earnings before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA). Table V includes a detail of our pre-tax charges for special items.

Theragenics will host a conference call today at 11:00 a.m. Eastern Time. To access the call, dial 877-407-4019 or 201-689-8337. This call is also being broadcast live over the Internet, and a recording will be available for one month on our website. To access the webcast, log on to www.theragenics.com and select “Company Presentations” under Investor Relations or follow this link: http://www.media-server.com/m/acs/6943bd192a4949242039c1205b8b7ede. You also can access a phone replay of the call until midnight, August 16, 2012 by dialing 877-660-6853 or 201-612-7415, and entering the account # 372 and replay ID 398133.

Theragenics Corporation (NYSE: TGX) operates two business segments: its surgical products business and its brachytherapy seed business. The surgical products business (www.cpmedical.com, www.galtmedical.com, www.needletech.com) manufactures and distributes wound closure, vascular access, and specialty needle products. Wound closure products include sutures, needles and other surgical products. Vascular access includes introducers, guidewires and related products. Specialty needles include coaxial, biopsy, spinal and disposable veress needles, access trocars, and other needle-based products. The surgical products segment serves a number of markets and applications, including, among other areas, interventional cardiology, interventional radiology, vascular surgery, orthopedics, plastic surgery, dental surgery, urology, veterinary medicine, pain management, endoscopy, and spinal surgery. Theragenics’ brachytherapy business manufactures, markets and distributes “seeds” used primarily in the minimally invasive treatment of localized prostate cancer. The Company’s brachytherapy product line includes its palladium-103 TheraSeed® device and its iodine-125 AgX100™ device (www.theragenicsbrachy.com). The terms "Company," "we," "us," or "our" mean Theragenics Corporation and all entities included in our consolidated financial statements. For additional information, call our Investor Relations Department at (800) 998-8479 or visit www.theragenics.com.

This press release contains disclosure of earnings before interest, taxes, depreciation, amortization and share-based compensation (which we refer to as “Adjusted EBITDA”). We believe Adjusted EBITDA provides an additional and meaningful assessment of our ongoing results and performance. Because we have historically reported what we currently refer to as Adjusted EBITDA, we also believe that the inclusion of this non-GAAP measure provides consistency in our financial reporting and facilitates investors' understanding of our historical operating trends by providing an additional basis for comparisons to prior periods. In addition to measures such as net income and operating income as calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we utilize Adjusted EBITDA, among other things, 1) to establish financial and operational goals; 2) to monitor our actual performance in relation to our business plan and operating budgets; 3) to understand key trends; 4) to make operational decisions and allocate resources; and 5) as part of several components we consider in determining incentive compensation. We believe presentation of Adjusted EBITDA provides supplemental information that is helpful to an understanding of the operating results of our businesses and period-to-period comparisons of performance. However, we recognize that the use of non-GAAP measures has limitations, including the fact that they may not be directly comparable with similar non-GAAP financial measures used by other companies. We compensate for these limitations by providing reconciliation to the most directly comparable GAAP financial measure. All non-GAAP financial measures are intended to supplement the applicable GAAP disclosures and should not be considered in isolation from, or as substitute for, financial information prepared in accordance with GAAP. For a reconciliation of non-GAAP measures from GAAP reported amounts, please refer to Table IV to this press release.

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the accuracy of which is necessarily subject to risks and uncertainties, including, without limitation, statements regarding future growth, opportunities and investments, incremental brachytherapy revenue growth, expected total purchase price of the Core asset acquisition, the expected effect of the Core asset acquisition on our results, and anticipated positive results in general. From time to time we may make other forward-looking statements relating to other matters, including without limitation, research and development plans, investments in our surgical products and brachytherapy businesses and capital expenditures. Actual results may differ materially due to a variety of factors, including, among other things, uncertainties related to the integration of acquired companies and assets into our organization, the timing and the ability to capitalize on opportunities for investment and growth within our surgical products business, ability to recognize value from areas of shared expertise, risks and uncertainties related to competition within the medical device industry, development and growth of new applications within the markets for wound closure, vascular access, specialty needle, brachytherapy and, more broadly, medical devices, competition from other companies within the wound closure, vascular access, specialty needle, brachytherapy and medical device markets, competition from other methods of treatment, new product development cycles, effectiveness and execution of marketing and sales programs, changes in product pricing, changes in costs of materials used in production processes, changes in the ordering patterns of our customers, continued acceptance of and demand for our products by the markets in which we operate, introduction and/or availability of competitive products by others, potential changes in third-party reimbursement, including Medicare reimbursement as administered by the Centers for Medicare and Medicaid Services (CMS), implementation of new legislation by CMS, physician training, third-party distribution agreements, ability to execute on acquisition opportunities on favorable terms and successfully integrate any acquisitions, potential changes in applicable tax rates, legislative changes to healthcare markets and industries such as the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (including provisions such as the pending medical device tax scheduled to take effect on January 1, 2013), uncertainties related to the credit and investment markets and other factors set forth from time to time in our filings with the Securities and Exchange Commission.

All forward looking statements and cautionary statements included in this document are made as of the date hereof based on information available to us as of the date hereof, and we assume no obligation to update any forward looking statement or cautionary statement.

TABLE I
THERAGENICS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands except per share data)

	Quarter Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Product sales	$21,313	$20,968	$42,292	$40,706
Licensing and fee income	643	568	1,247	1,083
Total revenue	21,956	21,536	43,539	41,789
Cost of sales	13,942	12,828	26,916	25,114
Gross profit	8,014	8,708	16,623	16,675
Operating expenses:
Selling, general & administrative	5,378	5,546	11,279	11,393
Amortization of purchased intangibles	1,006	698	1,861	1,396
Research & development	312	460	589	995
Loss on disposal of equipment	3	1	3	2
	6,699	6,705	13,732	13,786
Operating income	1,315	2,003	2,891	2,889
Non-operating items:
Interest income	36	43	74	83
Interest expense	(155)	(186)	(319)	(363)
Other	1	2	2	3
	(118)	(141)	(243)	(277)
Earnings before income taxes	1,197	1,862	2,648	2,612
Income tax expense	359	677	876	969
Net earnings	$838	$1,185	$1,772	$1,643
Earnings per share:
Basic	$0.02	$0.04	$0.05	$0.05
Diluted	$0.02	$0.04	$0.05	$0.05
Weighted average shares:
Basic	33,655	33,418	33,594	33,378
Diluted	34,204	33,753	34,099	33,707

TABLE II
THERAGENICS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

Assets	June 30, 2012	December 31, 2011
Cash, cash equivalents & marketable securities	$38,693	$41,178
Trade accounts receivable	11,865	11,375
Inventories, net	16,477	15,771
Deferred income tax asset – current	1,199	2,028
Refundable income taxes	-	401
Prepaid expenses & other current assets	1,132	985
Total current assets	69,366	71,738
Property and equipment, net	33,751	34,519
Intangible assets	16,274	9,459
Deferred income tax asset – non current	500	-
Other long-term assets	73	102
Total assets	$119,964	$115,818

Liabilities & Shareholders’ Equity
Accounts payable & accrued expenses	$5,664	$5,781
Earn-out payable – current	3,515	-
Short-term borrowings	22,000	23,667
Total current liabilities	31,179	29,448

Deferred income tax liability	-	1,043
Earn-out payable – non current	817	-
Other long-term liabilities	1,552	1,205
Total long-term liabilities	2,369	2,248

Shareholders’ equity	86,416	84,122
Total liabilities & shareholders’ equity	$119,964	$115,818

TABLE III
THERAGENICS CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
(In thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue
Surgical products	$15,922	$15,470	$31,416	$ 29,862
Brachytherapy seed	6,315	6,278	12,635	12,231
	22,237	21,748	44,051	42,093
Intersegment Eliminations	(281)	(212)	(512)	(304)
Consolidated	$21,956	$21,536	$43,539	$ 41,789

	Quarter Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Operating income
Surgical products	$588	$498	$787	$307
Brachytherapy seed	747	1,517	2,127	2,595
	1,335	2,015	2,914	2,902
Intersegment Eliminations	(20)	(12)	(23)	(13)
Consolidated	$1,315	$2,003	$2,891	$2,889

TABLE IV
THERAGENICS CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON GAAP FINANCIAL MEASURES (Unaudited)
(In thousands)

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AMORTIZATION AND SHARE- BASED COMPENSATION (ADJUSTED EBITDA)

	Quarter Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net earnings, US GAAP	$838	$1,185	$1,772	$1,643
Income tax expense	359	677	876	969
Interest income	(36)	(43)	(74)	(83)
Interest expense	155	186	319	363
Other non-operating income/expense	(1)	(2)	(2)	(3)
Operating income	1,315	2,003	2,891	2,889
Depreciation and amortization	2,137	1,812	4,120	3,592
Share-based compensation	243	190	439	361
Adjusted EBITDA(a)	$3,695	$4,005	$7,450	$6,842

(a) Represents a non-GAAP financial measure. See page 4 of this press release for information on non-GAAP financial measures. The Company currently refers to earnings before interest, taxes, depreciation, amortization and share-based compensation as “Adjusted EBITDA.”

TABLE V
THERAGENICS CORPORATION AND SUBSIDIARIES
PRE-TAX CHARGES FOR SPECIAL ITEMS (Unaudited)
(In thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Surgical Products Segment
Core receivables[1]	$-	$-	$-	$-
Acquisition proposal expenses[2]	-	35	-	218
	$-	35	$-	218

Brachytherapy Segment
Core receivables[1]	-	-	-	215
Acquisition proposal expenses[2]	-	13	-	89
	$-	13	$-	304

Consolidated
Core receivables[1]	-	-	-	215
Acquisition proposal expenses[2]	-	48	-	307
	$-	$48	$-	$522

1 Charges for accounts receivable from Core Oncology under our prior distribution agreement for which we believed collection was doubtful.

2 Represents expenses associated with consideration of and response to unsolicited acquisition proposal.

CONTACT:
Theragenics Corporation
Frank Tarallo, 800-998-8479 - 770-271-0233
CFO & Treasurer
or
Lisa Rassel, 800-998-8479 - 770-271-0233
Manager of Investor Relations
www.theragenics.com